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                                                                     EXHIBIT 3.6

                                     BY-LAWS
                                       OF
                              DTE ENTERPRISES, INC.


                                    ARTICLE I
                    SHAREHOLDER AND MEETINGS OF SHAREHOLDERS


      1.01 Annual Shareholders Meeting. The annual meeting of the shareholders of the Company shall be held on the fourth Wednesday of April in each year (or if said day be a legal holiday, then on the next succeeding day not a legal holiday) or at such other date, and at such time and at such place as may be fixed by the Board of Directors and stated in the notice of meeting, for the purpose of electing directors and transacting such other business as may properly be brought before the meeting as determined by Article I, Section 8 hereof.

      1.02 Special Shareholders Meeting. Upon proper notice as prescribed by law, special meetings of the shareholder(s) may be held upon call of the board of directors or the chair of the board (if any) or the shareholder(s) of the company, at such time and at such place as may be fixed by the board of directors or the chair of the board or the shareholder(s) and stated in the notice of meeting.

      1.03 Quorum. At every meeting of the shareholder(s), the majority of the shares outstanding either in person or represented by proxy shall constitute a quorum.

      1.04 Voting. The shareholder(s) shall be entitled to one vote for each share of stock standing in its name on the record of shareholder(s), and may so vote by proxy appointed by instrument in writing.


                                   ARTICLE II
                               BOARD OF DIRECTORS

      2.01 Number. The business affairs of the corporation shall be managed by a board of not less than one nor more than five directors as shall be fixed from time to time by the board of directors. The directors need not be residents of Michigan or shareholder(s) of the corporation.

      2.02 Election, Resignation, and Removal. Directors shall be elected at each annual meeting of the shareholder(s). Each director shall hold office until the next annual meeting of shareholder(s) or until the director's successor is elected and qualified or the director resigns or is removed. A director may resign by written notice to the corporation. The resignation is effective upon its receipt by the corporation or at a subsequent time as set forth in the notice of resignation. A director or the entire board of directors may be removed, with or without cause, by vote of the holders of a majority of the shares authorized to vote at an election of directors.

             2.03 Vacancies. Vacancies in the board of directors occurring for any reason may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, unless filled by proper action of the shareholder(s) of the corporation. Each person so elected shall be a director for a term of office continuing only until the next election of directors by the shareholder(s).


      2.04 Annual Directors' Meeting. The board of directors shall meet each year immediately after the annual meeting of the shareholder(s) at the place where the meeting of the shareholder(s) has been held or any other place chosen by the board. The purpose of the meeting is to elect officers and consider any business that may properly be brought before the meeting. However, if less than a majority of the directors appear for an annual meeting of the board of directors, the holding of the annual meeting shall not be required and the matters that might have been taken up at the meeting may be taken up at any later regular, special or annual meeting or by consent resolution.




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      2.05   Regular and Special Directors' Meetings. Regular meetings of the board of directors may be held at the times and places that the directors may from time to time determine. Special meetings of the board may be called by the chair of the board (if the office is filled) or the president and shall be called by the president or secretary on written request of any two directors.

      2.06 Notice. No notice shall be required for annual or regular meetings of the board or for adjournment meetings whether regular or special. Three days written notice shall be given for special meetings of the board and the notice shall state the time, place and purpose or purposes of the meeting.

      2.07 Quorum. A majority of directors then in office constitutes a quorum for the transaction of business. The vote of the directors present at any meeting shall be the act of the Board except when a larger vote may be required by Michigan law. A member of the Board may participate in a meeting using a conference telephone or similar communications equipment through which all persons participating in the meeting can communicate with each other. Participation in a meeting in this manner constitutes presence in person at the meeting.


                                   ARTICLE III
                NOTICES, WAIVERS OF NOTICE, AND MANNER OF ACTING

      3.01 Notices. All notices of meetings given to shareholder(s) or directors may be given by any means permitted by law. The notice shall be deemed to be given at the time it is dispatched.

      3.02 Waiver of Notice. Notice of the time, place and purpose of any meeting of shareholder(s) or directors may be waived in writing either before or after the meeting. Attendance of a person at any meeting of shareholder(s), in person or by proxy, or at any meeting of directors constitutes a waiver of notice of the meeting.

      3.03 Action Without a Meeting. Except as the Articles of Incorporation may otherwise provide regarding action to be taken by shareholder(s), any action required or permitted at any meeting of shareholder(s) or directors may be taken without a meeting, without prior notice, and without a vote, if the majority of the shareholder(s) entitled to vote or directors entitled to vote on it consent to it in writing before or after the action is taken.



                                   ARTICLE IV
                                    OFFICERS

      4.01 Number. The board of directors shall elect a president, a secretary and a treasurer and may elect such other officers as it deems appropriate. Any two or more of the above offices may be held by the same person.

      4.02 Term of Office, Resignation and Removal. An officer shall hold office for the term for which the officer is elected, or until the officer's successor is elected and qualified, or until the officer resigns or is removed. An officer may be removed by the board with or without cause.

      4.03 Authority. All officers, employees, and agents of the corporation shall have the authority and perform the duties to conduct and manage the business and affairs of the corporation that may be designated by the board of directors and these bylaws.





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                                    ARTICLE V
                               DUTIES OF OFFICERS

      5.01 Chair of the Board. The chair of the board, if that office is filled, shall preside at all meetings of the shareholder(s) and of the board of directors at which the chair is present.

      5.02 President. The president shall see that all orders and resolutions of the board are carried into effect, and the president shall have the general power of supervision and management usually vested in the president of a corporation. In the absence or disability of the chair of the board, or if that position has not been filled, the president also shall perform the duties of the chair of the board as set forth in these bylaws.

      5.03 Vice Presidents. The vice presidents shall perform any duties that the board of directors or the president may from time to time prescribe.

      5.04 Secretary. The secretary shall (1) attend meetings of the board of directors and shareholder(s) and record notes and minutes of proceedings in a book to be kept for that purpose; (2) give or cause to be given notice of meetings of the shareholder(s) and of the board of directors; and (3) perform other duties usually performed by the secretary of a corporation.

      5.05 Treasurer. The treasurer shall (1) have the custody of the corporate funds and securities; (2) keep full and accurate accounts of receipts and disbursements in books of the corporation; and (3) deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories that may be designated by the board of directors. The treasurer shall render to the president and directors, whenever they may require it, an account of his or her transactions as treasurer and of the financial condition of the corporation.

      5.06 Assistant Secretaries and Treasurers. The assistant secretaries and treasurers shall perform such duties that may be delegated to them by the secretary and treasurer, respectively, and also such duties as the board of directors may prescribe.



                                   ARTICLE VI
                               AMENDMENT OF BYLAWS

      6.01 Bylaws. The Bylaws of the company may be amended, repealed or adopted by vote of a majority of the holders of shares at the time entitled to vote in the election of any directors or by vote of a majority of the entire board of directors.













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